Exhibit 99.1
NEWS RELEASE

For further information, contact:	Matt Quantz, Manager — Corporate Communications (337) 232-7028, www.petroquest.com
PETROQUEST ENERGY UPDATES OPERATING ACTIVITIES, SECOND QUARTER PRODUCTION GUIDANCE AND HEDGING
LAFAYETTE, LA — June 24, 2010 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company recently completed three Woodford operated horizontal wells utilizing the same pad. The following is a summary of the results:

Well Number	NRI	Initial Sales Date	Lateral Length (ft.)	24 Hour Gross Rate (Mcf/d)
PQ 34	31%	5/26/2010	5,391	6,259
PQ 35	52%	5/24/2010	5,256	10,093
PQ 36	30%	5/14/2010	6,562	4,038
In addition to the above completions, the Company has reached total depth on two Woodford operated horizontal wells (3,727 foot lateral and 2,522 foot lateral). The Company expects to commence completion activities on these two wells during July. The Company currently has one operated rig working in the basin and expects to add a second operated rig during the next 30 to 60 days and a third operated rig in the fourth quarter. The Company estimates that its current net production from its Oklahoma properties is approximately 35 MMcfe per day, as compared to the average first quarter 2010 production of 27 MMcfe per day.
In the Gulf Coast Basin, the Company’s Lynlakes prospect located in its onshore South Louisiana Turtle Bayou field reached total depth and has encountered approximately 60 net feet of pay in the primary objective. The well began producing last week and is currently producing at a gross rate of approximately 10 MMcf per day of gas and 350 barrels per day of oil. The Company has an approximate 36% net revenue interest in the well. In addition, the Company is currently drilling its Southern Hills prospect onshore South Louisiana and expects to reach total depth in approximately 30 days. The Company has an approximate 50% working interest in the well.
In East Texas, the Company expects to spud its first horizontal Cotton Valley well during July. Depending upon the results of the initial well, the Company is planning to participate in one additional well during the remainder of 2010. The Company estimates that its current net production from its East Texas properties is approximately 9 MMcfe per day.
In the Fayetteville Shale, the Company continues to participate in non-operated wells and currently has approximately 18,000 net acres in the trend. The Company estimates that its current net production from this asset is approximately 6 MMcfe per day.
Production Guidance Update
During the second quarter of 2010, the Company experienced unanticipated shut-ins at its Ship Shoal 72 and Main Pass 74 fields due to facility maintenance and third party pipeline repairs. Production at Ship Shoal 72 has been fully restored and Main Pass 74 is flowing at a restricted rate. In addition, the Company’s initial second quarter production guidance did not reflect the reduction to the Company’s ownership in the three Woodford wells above relative to the recently announced Woodford joint venture.

As a result of these events and later than anticipated initial production from the Lynlakes prospect, the Company is revising its second quarter 2010 production guidance to approximately 80-83 MMcfe per day from its previously issued guidance of 82-87 MMcfe per day.
Hedging Update
The Company initiated the following commodity hedging transaction during June 2010:

Instrument
Production Period	Type	Daily Volumes	Price
Natural Gas:
July – December 2010	Costless Collar	10,000 Mmbtu	$5.00 - $5.48
After executing the above transaction, the Company has approximately 13 Bcfe of volumes hedged for 2010 with an average floor of $5.62 per Mcf.
Management’s Comment
“These three Woodford wells highlight a continuation of the type of performance that we are achieving in this trend and represent a strong start to our joint venture which will accelerate our activity,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “These wells further build upon our superior results in the Woodford and reinforce the significant value of our acreage position.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, including the impact of the oil spill in the Gulf of Mexico on our present and future operations, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.
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